Exhibit 99.1
COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216
SPECTRUM PHARMACEUTICALS ANNOUNCES DELAY IN FILING 2009 ANNUAL REPORT ON
FORM 10-K
IRVINE, California — April 1, 2010 — Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI), a commercial-stage biotechnology company with a primary focus in oncology, today announced that it missed the deadline of March 31, 2010, for the filing of its 2009 Annual Report on Form 10-K with the U.S. Securities & Exchange Commission as additional time is necessary to finalize its financial statements for the year ended December 31, 2009.
Spectrum Pharmaceuticals expects to file the Annual Report on Form 10-K shortly.
About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a commercial-stage biotechnology company with a focus in oncology. The Company’s strategy is comprised of acquiring, developing and commercializing a broad and diverse pipeline of late-stage clinical and commercial products. In addition to building an efficient in-house clinical research organization with regulatory and data management capabilities, the Company has established a commercial infrastructure for its drug portfolio. The Company markets two oncology drugs, FUSILEV® and ZEVALIN® and has two drugs in late stage development, apaziquone (EOquin®) and belinostat, along with a diverse pipeline. The Company also leverages the expertise of its worldwide partners to assist in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to the timing of the filing of Spectrum’s 10-K for fiscal year ended December 31, 2009, our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, establishing a commercial organization for our approved drugs, continuing to build our team, leveraging the expertise of partners around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC. ®, ZEVALIN®, and FUSILEV® are registered trademarks of Spectrum, EOquin® is a registered trademark of Allergan Inc., TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
© 2010 Spectrum Pharmaceuticals, Inc. All Rights Reserved.
157 Technology Dr     •     Irvine, California 92618   •   Tel: 949-788-6700   •   Fax: 949-788-6706   •   www.sppirx.com   •   NASDAQ: SPPI